Exhibit 1.1

AMENDMENT NO. 1 TO THE OPEN MARKET SALES AGREEMENT

August 7, 2019

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sales Agreement (this “Amendment”) is entered into as of the date first written above by ObsEva SA, a société anonyme organized under the laws of Switzerland (the “Company”), and Jefferies LLC (“Agent”), that are parties to that certain Open Market Sales Agreement dated March 16, 2018 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“ObsEva SA, a société anonyme organized under the laws of Switzerland (the “Company”), proposes, subject to the terms and conditions stated herein, to sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), common shares of the Company, par value CHF 1/13 per share (the “Common Shares”) on the terms set forth in this agreement (this “Agreement”).”

2. The following definitions in Section 1 of the Original Agreement are hereby deleted in their entirety and replaced with the following:

““Maximum Program Amount” means Common Shares with an aggregate Sales Price equal to the number or dollar amount of Common Shares registered under the effective Registration Statement.”

““Selling Commission” means up to three percent (3.0%) of the gross proceeds for any Shares sold pursuant to this Agreement following August 7, 2019.”

3. Section 4(p) in the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(p) Legal Opinions. On or prior to the date of the first Sale Notice and within five (5) Trading Days of each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company shall procure that the Agent be furnished with a negative assurances letter and the written legal opinion of Cooley LLP, counsel to the Company, a written legal opinion of Clark+Elbing LLP, intellectual property counsel to the Company, and a written legal opinion of Lenz & Staehlin, Swiss counsel to the Company, each dated the date of delivery, in form and substance reasonably satisfactory to Agent and its counsel, substantially similar to the form previously provided to the Agent and its counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, the Company shall be required to furnish no more than one opinion per counsel hereunder per calendar quarter. In lieu of such opinions for subsequent periodic filings, in the discretion of the Agent, the Company may furnish a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter, modified as appropriate for any passage of time or Triggering Event Date (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Triggering Event Date).”

4. Section 5 of the Original Agreement is hereby amended to include the following Section 5(h):

“(h) Agent’s Counsel Legal Opinion. The Agent shall have received from Latham & Watkins LLP, special counsel for the Agent, a negative assurances letter, on or before the date on which the delivery of the Company counsel legal opinion is required pursuant to Section 4(p), and the Company shall have furnished to such counsel such documents as they request for enabling them to pass upon such matters.”

5. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

6. The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and (b) that on the date hereof, the Company has filed a prospectus supplement to the Base Prospectus and that such filing constitutes a Triggering Event Date.

7. This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

8. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. The Company hereby appoints Cogency Global Inc. as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit or proceeding, arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any New York state or United States federal court, by the Agent, the directors, officers, employees and agents of the Agent, or by any person who controls the Agent, and expressly accepts the exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid provided that the Company may by written notice to the Agent, designate such additional or alternative agent for service of process under this Section 8 that (i) maintains an office located in the Borough of Manhattan, City of New York, State of New York and (ii) is a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for service of process and the address of the office of such agent for service of process in the

Borough of Manhattan, City of New York, State of New York. Service of process upon the Authorized Agent shall be deemed in every respect effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Agent, the directors, officers, employees and agents of the Agent, or by any person who controls the Agent, in any court of competent jurisdiction in Switzerland. The provisions of this paragraph shall survive any termination of this Amendment.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Brinkman

Name:	Michael Brinkman
Title:	Managing Director

ACCEPTED as of the date first-above written:

OBSEVA SA

By:	/s/ Ernest Loumaye

Name:	Ernest Loumaye
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sales Agreement]